                                                                    Exhibit 11.1

                           UNIVERSAL ELECTRONICS INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                Three Months Ended          Six Months Ended
                                    June 30,                     June 30,
                               1996          1995          1996           1995
                           -----------   -----------   -----------    -----------
Common stock
 outstanding, beginning
 of period                   6,750,898     6,741,578     6,750,898      6,741,578
                           -----------   -----------   -----------    -----------
Weighted average common
 stock outstanding from
 exercise of stock
 options                        21,064          --          14,269           --
                           -----------   -----------   -----------    -----------
Weighted average common
 stock outstanding           6,771,962     6,741,578     6,765,167      6,741,578
                           ===========   ===========   ===========    ===========
Stock options                  173,121        32,988          --             --
                           ===========   ===========   ===========    ===========
Weighted average common
 and common stock
 equivalents outstanding     6,945,083     6,774,566     6,765,167      6,741,578
                           ===========   ===========   ===========    ===========
Net income (loss)
 attributable to common
 stockholders              $   247,656   $    61,142   $  (322,496)   $(2,392,021)
                           ===========   ===========   ===========    ===========
Net income (loss) per
 common and common stock
 equivalents               $      0.04   $      0.01   $     (0.05)   $     (0.36)
                           ===========   ===========   ===========    ===========


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